Exhibit 99.1

Applied Industrial Technologies Completes Acquisition of Hydradyne, LLC

Cleveland, OH (January 2, 2025) – Applied Industrial Technologies (NYSE: AIT) today announced it completed the acquisition of Hydradyne, LLC on December 31, 2024. Based in Dallas, Texas with locations across the Southeastern U.S., Hydradyne is a premier provider of fluid power solutions with advanced service capabilities and product offerings in hydraulics, pneumatics, electromechanical, instrumentation, filtration, and fluid conveyance.

Neil A. Schrimsher, President & Chief Executive Officer for Applied, commented, “We are excited to announce the completion of this acquisition and officially welcome Hydradyne to the Applied team. This transaction will enhance our leading fluid power distribution position in the U.S. by leveraging complementary technical capabilities and innovative engineered solutions across legacy and emerging end markets. Combined with various secular tailwinds and expanding customer service requirements developing across the industry, we see notable growth and operational momentum building from this transaction moving forward. Overall, our teams are engaged and ready to fully capture these opportunities as we progress toward our next financial objectives and long-term value creation potential.

Applied affirms it expects the acquisition will contribute approximately $260 million in sales and $30 million in EBITDA before anticipated synergies, as well as be accretive to EPS, within the first 12 months of ownership prior to transaction-related expenses and the impact of purchase accounting adjustments. Additional financial and operational details, including EPS accretion guidance, will be provided when it reports fiscal 2025 second quarter results later this month.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO (maintenance, repair, and operations) and OEM (original equipment manufacturing), and new system install applications in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

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CONTACT INFORMATION

Ryan D. Cieslak
Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

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